Exhibit 10.1

KFORCE INC.

2013 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Grantee:
Type of Award:	Restricted Stock
Date of Grant:
Grant (# of shares):
Fair Market Value on Date of Grant:	$

Kforce Inc. (the “Firm”), pursuant to its 2013 Stock Incentive Plan (the “Plan”), hereby grants the shares summarized above to stated Grantee. The shares are subject to the terms and conditions set forth within the Plan, and unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement; however, certain terms of this award are provided below:

Vesting

Subject to the terms and conditions within Section 5 of the Plan, the restricted stock awarded to the Grantee vests, as follows:

☐	100% of the earned restricted stock vest on .

☐	Other: .

Performance Accelerated Vesting

Subject to the terms and conditions within Section 5 of the Plan, the vesting for the earned restricted stock awarded to the Grantee shall be accelerated if:

☐	Kforce’s closing stock price exceeds $ for a period of trading days. For purposes of satisfying stock price condition, the trading days do not have to be consecutive.

☐	Other: .

Other Terms

☐	Applicable

The number of shares identified in this Restricted Stock Agreement is the maximum number of shares that can be earned. The shares granted are subject to forfeiture based on the level of attainment of the 20     performance measures established by Compensation Committee. The ultimate number of shares retained will occur once actual results are certified by the Compensation Committee. The performance measures have been communicated in your 20     Compensation Letter.

☐	Applicable

In the case of a change in control, attainment of age 65, death of the Grantee or total and permanent disability (as defined in the Plan), the unvested portion of the award shall vest immediately. If the Grantee voluntarily resigns or is terminated with or without cause, the unvested portion of the award shall be forfeited immediately.

☐	Other: .

Dividend and Voting Rights

The unvested portion of the restricted stock granted above contains the following terms as it relates to dividend rights (the vested portion of the restricted stock granted above has equivalent rights to a share of Kforce common stock):

Dividend Rights:

☐	Right to dividends or dividend equivalents[1]

☐	No right to dividends or dividend equivalents rights[2]

Voting Rights: the unvested restricted stock contain voting rights unless the shares have been forfeited by the grantee.

1 The Firm shall make any payments related to dividends declared in additional shares of restricted stock, which shall be treated as part of the grant of the underlying restricted stock. The grantee’s interest in such stock dividend shall be forfeited or shall become nonforfeitable at the same time as the underlying restricted stock is forfeited or becomes nonforfeitable.

2 The grantee shall not be entitled to any future payments to compensate the grantee for the shares not containing dividend rights.

Tax Withholding

Upon the occurrence of a vesting event, the Grantee must satisfy the federal, state, local or foreign income and social insurance withholding taxes imposed by reason of the vesting of the restricted stock. The Grantee shall make an election with respect to the method of satisfaction of such tax withholding obligation in accordance with procedures established by the Firm. Unless the Grantee delivers to the Firm or its designee within ten (10) business days after the occurrence of the vesting event a check payable in the amount of all tax withholding obligations imposed on the Grantee and the Firm by reason of the vesting of the restricted stock, the Grantee’s actual number of vested shares of restricted stock shall be reduced by the smallest number of whole shares which, when multiplied by the Fair Market Value of the Common Stock on the vesting date, is sufficient to satisfy the amount of such tax withholding obligations.

83(b) Election

In order for an election pursuant to IRS Code 83(b) to be valid, you are required to provide a signed election form to Kforce. Please consult your tax advisor prior to making any such 83(b) election.

General Disclaimer

The Firm undertakes no duty or responsibility for providing periodic updates to you in the future as it relates to this award.

Approval of Award (Grantor):

(Name Printed)	(Signature)

Acceptance of Award (Grantee):

(Name Printed)	(Signature)

* By signing this Award Agreement, you acknowledge receipt of the (i) Prospectus covering common stock issuable upon the exercise of stock options, stock appreciation rights, restricted stock awards, performance shares and performance units granted under the 2013 Stock Incentive Plan and (ii) a copy of our Annual Report for our most recently completed fiscal year